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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             KANKAKEE BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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     (4) Date Filed:
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Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

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                             ----------------------
                             KANKAKEE BANCORP, INC.
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                              [GRAPHIC INSERT HERE]


        310 South Schuyler Avenue
        P.O. Box 3                                       (815) 937-4440
        Kankakee, IL 60901-0003                      Fax (815) 937-3674

                                 March 28, 2002
Dear Fellow Stockholders:

Over the past two weeks we have had the opportunity to speak with many of our stockholders in connection with the upcoming Annual Meeting scheduled for April 26th. We would like to thank you for the many expressions of support you have given us, and for the time and consideration you have devoted to the issues in this election. Once again, we urge you to sign and return the enclosed Board of Directors BLUE proxy card today. Do not return any white proxy cards.

You may have also heard from the self-styled "Committee to Preserve Shareholder Value", a dissident group that is attempting to gain influence over your Company. They claim that their nominees from New Jersey and New Hampshire are needed to "preserve shareholder value" and would have you believe that they have a common interest with you. We urge you to reject their efforts as self serving and disruptive to your Company's continued successful performance.

                            Who needs the Committee?

Between June and December of 2000, various members of the dissident Committee accumulated over 4.0% of Kankakee Bancorp's outstanding shares. On January 17, 2001, these Committee members sold off more than 60% of their total stock position in your Company. Does that sound like the action of people who have a long-term and common interest with you?

How did your Company's stock perform following this sell-off by these dissidents? Over the 11 1/2 months following their sell-off, our stock provided better than a 25% return to our investors.

In light of the Company's strong performance in enhancing stockholder value in the face of the Committee sell-off, we ask you to question whether you really need the Committee to "preserve" stockholder value.

              Setting the record straight on corporate performance.

Consider what one of the Committee nominees wrote to stockholders about corporate performance in one of his previous proxy contests:

              "The yardstick for measuring management's performance
                  is the earnings performance of the Company."

                             Lawrence B. Seidman
                             Letter to South Jersey Financial Corp. stockholders August 2, 1999

Conveniently, Mr. Seidman and the rest of the Committee avoid a discussion in their current proxy material of our Company's earnings performance which has more than doubled in the past two years to $2.62 per share. Otherwise, under Mr. Seidman's own yardstick they may have been forced to acknowledge that we are doing a good job running the Company.

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Instead, the Committee attempts to criticize one single area of your Company's performance - return on equity over a selected six year period - without bothering to inform you that in the past two years our return on equity has increased by nearly 78%! In fact, we believe the Committee's criticism helps us make our case even stronger --- that over the past two years, the Company has achieved a dramatic improvement in results, and that on our current path and strategic plan we still have excellent potential for further improvement in all areas of our corporate financial performance.

                             The Committee's tactics

In early January of this year, the dissidents acquired almost 3.0% more of your Company's stock and made a public filing in which they disclosed their agenda and their desire to have their representatives added to the Board. When we met them last month, the dissidents made it clear to us that they were well along in their preparations for what would turn out to be a costly and disruptive proxy contest against your Company.

This stance made it clear to us that they were prepared to be a disruptive force at the Board of Directors level in order to press their agenda. Such disruption, in our opinion, could only hurt, not help, your Board in its ability to continue to make the important decisions that have led to the strong improvement in your Company's performance over the past two years.

We further believe that the Committee nominees have nothing positive to add to your Company that has not already been considered or implemented by your current directors. Therefore, we could not, in good conscience, give these dissidents representation on your Board, with the possible ability to gain a majority at next year's Annual Meeting.

                      ------------------------------------

In summary, our plan is working. Our results have improved dramatically. We urge you to support your Board of Directors' nominees by signing and returning the enclosed BLUE proxy card today.

Thank you for your consideration and support.

                                  Sincerely,

                                  On behalf of the Board of Directors,

     /S/ William Cheffer                     /S/ Larry D. Huffman

     William Cheffer                         Larry D. Huffman
     Chairman of the Board                   President and Chief Executive
                                             Officer

Please sign and return your Board of Directors' BLUE proxy today. Do not return any white proxy to the Committee. If you have already sent a white proxy to the committee you have every legal right to revoke your vote by signing and returning a later-dated BLUE proxy card. Only your latest dated proxy counts. If you have any questions please call Larry Huffman (815) 937-4440. For assistance in voting your shares, please contact our proxy solicitor, Morrow & Co., Inc. at
(800) 607-0088.

Additional Important Information. On March 11, 2002, Kankakee Bancorp, Inc. filed a definitive proxy statement with the Securities and Exchange Commission, which was supplemented on March 18, 2002, relating to the annual meeting of stockholders to be held on April 26, 2002. We urge stockholders to read our definitive proxy statement because it contains important information about us and the nominees for director. You may obtain a free copy of our definitive proxy statement and any other soliciting materials relating to our solicitation on the Securities and Exchange Commission's website at www.sec.gov, or by contacting Morrow & Co., Inc., our proxy solicitor, at 1-800-607-0088.